UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

              Information Statement Pursuant to Rules 13d-1 and 13d-2
                     Under the Securities Exchange Act of 1934

                                (Amendment No. 1)*



                             BayCorp Holdings, Ltd.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   072728108
                          ---------------------------
                                (CUSIP Number)


                                 June 17, 2003
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[ ]	Rule 13d-1 (b)

	[x]	Rule 13d-1 (c)

	[ ]	Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



--------------------------------------------------------------------------
CUSIP NO.  072728108

--------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Highbridge/Zwirn Capital Management, LLC - 02-0597442


--------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [X]
                                                        (b)  [ ]

--------------------------------------------------------------------------
3.  SEC USE ONLY



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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware


--------------------------------------------------------------------------

                5.  SOLE VOTING POWER
                            0


NUMBER OF     -----------------------------------------------------------

SHARES          6.  SHARED VOTING POWER

BENEFICIALLY        49,800 shares of Common Stock /1/

OWNED BY
              -----------------------------------------------------------
EACH

REPORTING       7.  SOLE DISPOSITIVE POWER
                            0
PERSON

WITH          -----------------------------------------------------------

                8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.


--------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	See Row 6 above.


--------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]


--------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


--------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

	OO - Limited Liability Company


--------------------------------------------------------------------------
/1/ See Footnote 1 in Item 4.



--------------------------------------------------------------------------
CUSIP NO.  072728108
--------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

	Highbridge Capital Management, LLC - 13-3993048


--------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [X]
                                                        (b)  [ ]

--------------------------------------------------------------------------
3.  SEC USE ONLY



--------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware


--------------------------------------------------------------------------

                5.  SOLE VOTING POWER
                            0


NUMBER OF     -----------------------------------------------------------

SHARES          6.  SHARED VOTING POWER

BENEFICIALLY        49,800 shares of Common Stock /1/

OWNED BY
              -----------------------------------------------------------
EACH

REPORTING       7.  SOLE DISPOSITIVE POWER
                            0
PERSON

WITH          -----------------------------------------------------------

                8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.


--------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	See Row 6 above.


--------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]


--------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


--------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

	OO - Limited Liability Company


--------------------------------------------------------------------------
/1/ See Footnote 1 in Item 4.





--------------------------------------------------------------------------
CUSIP NO.  072728108

--------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Daniel B. Zwirn


--------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [X]
                                                        (b)  [ ]

--------------------------------------------------------------------------
3.  SEC USE ONLY



--------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	United States


--------------------------------------------------------------------------

                5.  SOLE VOTING POWER
                            0


NUMBER OF     -----------------------------------------------------------

SHARES          6.  SHARED VOTING POWER

BENEFICIALLY        49,800 shares of Common Stock /1/

OWNED BY
              -----------------------------------------------------------
EACH

REPORTING       7.  SOLE DISPOSITIVE POWER
                            0
PERSON

WITH          -----------------------------------------------------------

                8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.


--------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	See Row 6 above.


--------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]


--------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


--------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

	IN


--------------------------------------------------------------------------
/1/ See Footnote 1 in Item 4.



--------------------------------------------------------------------------
CUSIP NO.  072728108
--------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        HCM/Z Special Opportunities LLC - not applicable


--------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [X]
                                                        (b)  [ ]

--------------------------------------------------------------------------
3.  SEC USE ONLY



--------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware


--------------------------------------------------------------------------

                5.  SOLE VOTING POWER
                            0


NUMBER OF     -----------------------------------------------------------

SHARES          6.  SHARED VOTING POWER

BENEFICIALLY        49,800 shares of Common Stock /1/

OWNED BY
              -----------------------------------------------------------
EACH

REPORTING       7.  SOLE DISPOSITIVE POWER
                            0
PERSON

WITH          -----------------------------------------------------------

                8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.


--------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	See Row 6 above.


--------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]


--------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


--------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

	OO - Limited Liability Company


--------------------------------------------------------------------------
/1/ See Footnote 1 in Item 4.



--------------------------------------------------------------------------
CUSIP NO.  072728108
--------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Highbridge/Zwirn Special Opportunities Fund, Ltd. - not applicable


--------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [X]
                                                        (b)  [ ]

--------------------------------------------------------------------------
3.  SEC USE ONLY



--------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware


--------------------------------------------------------------------------

                5.  SOLE VOTING POWER
                            0


NUMBER OF     -----------------------------------------------------------

SHARES          6.  SHARED VOTING POWER

BENEFICIALLY        49,800 shares of Common Stock /1/

OWNED BY
              -----------------------------------------------------------
EACH

REPORTING       7.  SOLE DISPOSITIVE POWER
                            0
PERSON

WITH          -----------------------------------------------------------

                8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.


--------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	See Row 6 above.


--------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]


--------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


--------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

	CO


--------------------------------------------------------------------------
/1/ See Footnote 1 in Item 4.



--------------------------------------------------------------------------
CUSIP NO.  072728108

--------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Highbridge/Zwirn Special Opportunities Fund, L.P. - 73-1637217


--------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [X]
                                                        (b)  [ ]

--------------------------------------------------------------------------
3.  SEC USE ONLY



--------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware


--------------------------------------------------------------------------

                5.  SOLE VOTING POWER
                            0


NUMBER OF     -----------------------------------------------------------

SHARES          6.  SHARED VOTING POWER

BENEFICIALLY        49,800 shares of Common Stock /1/

OWNED BY
              -----------------------------------------------------------
EACH

REPORTING       7.  SOLE DISPOSITIVE POWER
                            0
PERSON

WITH          -----------------------------------------------------------

                8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.


--------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	See Row 6 above.


--------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	[   ]


--------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


--------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

	OO - Limited Partnership


--------------------------------------------------------------------------
/1/ See Footnote 1 in Item 4.




Item 1.

(a)  Name of Issuer

	BayCorp Holdings, Ltd.


(b)  Address of Issuer's Principal Executive Offices:

	One New Hampshire Avenue
	Suite 125
	Portsmouth, ME  03801


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

	Highbridge/Zwirn Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York  10019
	Citizenship: State of Delaware

	Highbridge Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York  10019
	Citizenship: State of Delaware

	Daniel B. Zwirn
	c/o Highbridge/Zwirn Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York  10019
	Citizenship: United States

	HCM/Z Special Opportunities LLC
	P.O. Box 30554
	Seven Mile Beach
	Grand Cayman, Cayman Islands
	British West Indies
	Citizenship: Cayman Islands, British West Indies

	Highbridge/Zwirn Special Opportunities Fund, Ltd.
	c/o Goldman Sachs (Cayman) Trust, Limited
	P.O. Box 896
	George Town
	Habour Centre, 2nd Floor
	Grand Cayman, Cayman Islands
	British West Indies
	Citizenship: Cayman Islands, British West Indies

	Highbridge/Zwirn Special Opportunities Fund, L.P.
	c/o Highbridge/Zwirn Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York  10019
	Citizenship: State of Delaware


(d)  Title of Class of Securities

	Common Stock, par value $.01 per share


(e)  CUSIP Number	072728108



Item 3.	 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]



Item 4.	Ownership

(a)  Amount Beneficially Owned

        49,800 shares of Common Stock /1/


(b)  Percent of Class

        Approximately 7.7% as of the date of filing of this Statement. (Based on the Issuer's Form 10Q filed on May 15, 2003, 646,874 shares of Common Stock were issued and outstanding as of May 8, 2003.)


(c)  Number of shares as to which such person has:
      (i) sole power to vote or to direct the vote
             0

     (ii) shared power to vote or to direct the vote
             See item (a) above.

    (iii) sole power to dispose or to direct the disposition of
             0

     (iv) shared power to dispose or to direct the disposition of See item (a) above.


/1/  Daniel B. Zwirn is the Managing Principal of Highbridge/Zwirn Capital
Management, LLC.   Highbridge/Zwirn Capital Management, LLC is the Trading
Manager of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn is a
Portfolio Manager of Highbridge Capital Management, LLC.   Highbridge Capital
Management, LLC is the Trading Manager of HCM/Z Special Opportunities LLC.
As of July 3, 2003, Highbridge/Zwirn Special Opportunities Fund, Ltd.,
HCM/Z Special Opportunities LLC, and Highbridge/Zwirn Special Opportunities Fund, L.P. beneficially owned 6,902, 27,538, and 15,360 shares of the Issuer's common stock respectively. As of the filing date of this Schedule 13G, the Reporting Persons beneficially owned 49,800 shares of the common stock. Based on the Issuer's Form 10Q filed on May 15, 2003, there were 646,874 shares of Common Stock issued and outstanding as of May 8, 2003. Therefore, the Reporting Persons may be deemed to beneficially own 7.70% of the outstanding shares of common stock of the Issuer.



Item 5.  Ownership of Five Percent or Less of a Class

		Inapplicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

		Inapplicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

		See Item 2 above.


Item 8.  Identification and Classification of Members of the Group

		See Item 2 above.


Item 9.  Notice of Dissolution of Group

		Inapplicable


Item 10. Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.


                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 10th day of July, 2003



Highbridge/Zwirn Capital Management, LLC

By:  /s/  Daniel B. Zwirn
    -------------------------------------
     Daniel B. Zwirn, Managing Principal



Highbridge Capital Management, LLC

By:  /s/  Ronald S. Resnick
    -------------------------------------
     Ronald S. Resnick, Managing Director



By:  /s/  Daniel B. Zwirn
    -------------------------------------
     Daniel B. Zwirn



HCM/Z Special Opportunities LLC

By:  /s/  Howard Feitelberg
    -------------------------------------
     Howard Feitelberg, Director



Highbridge/Zwirn Special Opportunities Fund, Ltd.

By:  /s/  Daniel B. Zwirn
    -------------------------------------
     Daniel B. Zwirn, Director



Highbridge/Zwirn Special Opportunities Fund, L.P.

By:  Highbridge/Zwirn Partners, LLC
By:  /s/  Daniel B. Zwirn
    -------------------------------------
     Daniel B. Zwirn, Managing Member




                        Exhibit Index
                        -------------

              Exhibit                  Description
              -------                  -----------

                 1               Joint Filing Agreement